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                                                                    EXHIBIT 10.2


                  AMENDED AND RESTATED TAX SHARING AGREEMENT

            AMENDED AND RESTATED TAX SHARING AGREEMENT (the "Agreement") entered into as of May 2, 2000, amended and restated as of June 4, 2001, by and among AT&T Corp., a New York corporation ("AT&T"), AWG LLC, a Delaware limited liability company ("AWG"), AT&T Wireless Services, Inc., a Delaware corporation ("Wireless"), AT&T Wireless PCS, LLC, a Delaware limited liability company ("Wireless PCS"), each other entity that is a signatory hereto (the "Other Signatories"), any entities which become parties hereto pursuant to Section 21 hereof and each of the Subsidiaries of AWG, Wireless, Wireless PCS and the Other Signatories.

            WHEREAS Wireless desires to be included, and AWG, Wireless, Wireless PCS and the Other Signatories desire that their Subsidiaries be included in the filing of consolidated federal income Tax returns on behalf of the AT&T Affiliated Group;

            WHEREAS AT&T, AWG, Wireless, Wireless PCS, the Other Signatories, and their respective Subsidiaries wish to allocate and settle among themselves in an equitable manner the consolidated federal income Tax liability of the AT&T Affiliated Group;

            WHEREAS Wireless desires, to the extent required by applicable state, local or foreign law to be included, and AWG, Wireless, Wireless PCS and the Other Signatories desire that their Subsidiaries be included, in combined, consolidated and unitary state, local and foreign Tax returns on behalf of the AT&T Affiliated Group;

            WHEREAS AT&T, AWG, Wireless, Wireless PCS, the Other Signatories and their respective Subsidiaries wish to allocate and settle among themselves in an equitable manner the state, local or foreign Tax liability in connection with such combined, consolidated and unitary state, local and foreign Tax returns;
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            WHEREAS AT&T and Wireless have entered into a Separation and
Distribution Agreement, dated June 4, 2001, providing for the separation of the Wireless Group from AT&T (the "Separation and Distribution Agreement");

            WHEREAS pursuant to the terms of the Separation and Distribution Agreement, (i) AT&T will contribute all of the assets and liabilities of the Wireless Group not currently held by Wireless or any of its Subsidiaries to Wireless, (ii) all the issued and outstanding shares of AT&T Wireless Group Tracking Stock will be redeemed in exchange for shares of common stock of Wireless (the "Exchange") and (iii) AT&T's remaining interest in Wireless will be distributed pro rata to holders of AT&T Common Stock (the "Distribution");

            WHEREAS, for federal income Tax purposes, it is intended that the transfer of assets by AT&T to Wireless, the Exchange and the Distribution (collectively, the "Separation Transactions") constitute a tax-free spin-off under the provisions of Sections 355, 361(c) and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

            WHEREAS, at the end of the day on which the Distribution occurs (the "Distribution Date"), the taxable year of Wireless and its Subsidiaries shall close for U.S. federal income Tax purposes;

            WHEREAS AT&T, AWG, Wireless, Wireless PCS, the Other Signatories and their respective Subsidiaries wish to provide for the principles and responsibilities of the parties to this Agreement regarding future Adjustments with respect to Taxes, Tax Proceedings and other related Tax matters; and

            NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:


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      1. Definitions.  For purposes of this Agreement, the following terms shall be defined as follows:

      1.1. "Adjustment" shall mean the deemed increase or decrease in a Tax, determined on an issue-by-issue or transaction-by-transaction basis, as appropriate, and using the assumptions set forth in the next sentence, resulting from an adjustment made or proposed by a Governmental Authority with respect to any amount reflected or required to be reflected on any Tax Return relating to such Tax. For purposes of determining such deemed increase or decrease in a Tax, the following assumptions will be used: (a) in the case of any income Tax, the highest marginal Tax rate or, in the case of any other Tax, the highest applicable Tax rate, in each case in effect with respect to that Tax for the taxable period or any portion of the taxable period to which the adjustment relates; and (b) such determination shall be made without regard to whether any actual increase or decrease in such Tax will in fact be realized with respect to the Tax Return to which such adjustment relates. A "Adjustment" shall also mean a change in one or more apportionment factors used for determining any state or local consolidated, combined or unitary income or franchise Taxes which are required to be reported on a Joint Return.

      1.2. "Agreement" shall have the meaning set forth in the first paragraph hereof.

      1.3. "Allocated Taxable Income (Loss)" shall mean, with respect to the Common Stock Group or the Wireless Group, the amount equal to (i) such Group's contribution to the gross income of the Hypothetical Common Stock/Wireless Affiliated Group, net of (ii) the aggregate of all losses, deductions and other Tax attributes of such Group to the extent the same may be used by any member of the Hypothetical Common Stock/Wireless Affiliated Group. For purposes of the federal alternative minimum Tax ("AMT"), Allocated Taxable Income (Loss) shall mean, with respect to the Common Stock Group or the Wireless Group, the amount equal to


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(i) such Group's contribution to the gross income for AMT purposes of the
Hypothetical Common Stock/Wireless Affiliated Group, net of (ii) the aggregate of all losses, deductions and other Tax attributes for AMT purposes of such Group to the extent the same may be used by any member of the Hypothetical Common Stock/Wireless Affiliated Group. In the case of any state or local consolidated, combined or unitary income or franchise Taxes which are required to be reported on a Joint Return, the amount of Allocated Taxable Income (Loss) of the Common Stock Group or the Wireless Group shall be equal to the product of such Group's income (loss) and the apportionment factors (property, payroll, sales), calculated on a consolidated basis, unless such amount is determined pursuant to another allocation method that is agreed with or mandated by a specific jurisdiction. For purposes of the preceding sentence, the apportionment factors shall be determined for each taxable period.

      1.4. "AMT" shall have the meaning set forth in the definition of "Allocated Taxable Income (Loss)."

      1.5.  "AMTI" shall have the meaning set forth in Section 3.2(d) hereof.

      1.6.  "AMTL" shall have the meaning set forth in Section 3.2(d) hereof.

      1.7.  "Associated" shall have the meaning set forth in Section 2 hereof.

      1.8. "AT&T" shall have the meaning set forth in the first paragraph hereof.

      1.9. "AT&T Affiliated Group" shall mean (i) the affiliated group, within the meaning of Section 1504(a) of the Code, consisting of AT&T and its Subsidiaries, (ii) any combined, consolidated or unitary group for state, local or foreign Tax purposes that includes AT&T or any of its Subsidiaries and (iii) for any taxable period, any True Legal Entity that files Joint Returns for such taxable period.

      1.10. "AT&T Charter" shall mean the Amended Certificate of
Incorporation of AT&T.


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      1.11. "AT&T Common Stock" shall mean the common stock, par value $1.00 per share, of AT&T.

      1.12. "AT&T Wireless Group Tracking Stock" shall have the meaning ascribed to such term in the Proxy Statement.

      1.13. "AWG" shall have the meaning set forth in the first paragraph hereof.

      1.14. "Code" shall have the meaning set forth in the recitals hereto.

      1.15. "Common Stock Group" shall mean (i) the Hypothetical Legal Entity Associated with AT&T pursuant to Section 2(c) and (ii) each of the other Legal Entities that were at any time owned directly or indirectly by AT&T (Hypothetical Legal Entities Associated with any Mixed Entity other than AT&T being treated for this purpose as owned directly or indirectly by AT&T) other than any member of the Liberty Group or the Wireless Group.

      1.16. "Common Stock Indemnitee" shall mean each Legal Entity that is a member of the Common Stock Group and their respective directors, officers, employees, affiliates, agents, successors and assigns.

      1.17. "Controlling Party" shall mean AT&T or any other member of the Common Stock Group or Wireless or any other member of the Wireless Group, as the case may be, that filed or, if no such Tax Return has been filed, was required to file, a Tax Return that is the subject of any Tax Proceeding, or any successor and/or assign of any of the foregoing; provided, however, that in the case of any consolidated or combined return, the person that actually filed such consolidated or combined return (or any successor and/or assign of such person) will be the Controlling Party.

      1.18. "Designated Rate" shall mean the underpayment rate as defined in
Section 6621 of the Code.


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      1.19. "Disputed Adjustment" shall have the meaning set forth in Section
9(d)(ii) hereof.

      1.20. "Distribution" shall have the meaning set forth in the recitals hereto.

      1.21. "Distribution Date" shall have the meaning set forth in the recitals hereto.

      1.22. "Exchange" shall have the meaning set forth in the recitals hereto.

      1.23. "Federal CNOL" shall have the meaning set forth in Section 3.2(a)(ii) hereof.

      1.24. "Federal Tax Allocation Agreement" shall mean the Federal Tax Allocation Agreement dated as of February 1, 1996, by and among AT&T and each of its subsidiaries.

      1.25. "Final Determination" shall mean a closing agreement with the Internal Revenue Service or the relevant state or local Governmental Authorities, an agreement contained in Internal Revenue Service Form 870-AD or other comparable form, an agreement that constitutes a determination under
Section 1313(a)(4) of the Code, a claim for refund which has been allowed, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state or local tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

      1.26. "Governmental Authority" shall have the meaning set forth in the definition of "Tax."

      1.27. "Group" shall mean any of the Common Stock Group, the Wireless Group and the Liberty Group.

      1.28. "Hypothetical Common Stock/Wireless Affiliated Group" shall have the meaning set forth in Section 3.2(a)(i) hereof.

      1.29. "Hypothetical Legal Entity" shall mean a hypothetical corporation, partnership, limited liability company or other legal entity.


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      1.30. "Inconsistent Position" shall have the meaning set forth in
Section 11(b)(ii) hereof.

      1.31. "Independent Third Party" means a nationally recognized law firm or any of the following accounting firms or their successors: Arthur Andersen & Co.; Ernst & Young; KPMG Peat Marwick; Deloitte & Touche; and
PricewaterhouseCoopers.

      1.32. "Initial Determination" shall have the meaning set forth in
Section 9(e)(ii)(I).

      1.33. "Interested Party" shall mean AT&T or any other member of the Common Stock Group or Wireless or any other member of the Wireless Group (including any successor and/or assign of any of each of the foregoing), as the case may be, to the extent (a) such person is not the Controlling Party with respect to a Tax Proceeding; and (b) such person (i) may be liable for, or required to make, any indemnity payment, reimbursement or other payment pursuant to the provisions of this Agreement with respect to such Tax Proceeding; or (ii) may be entitled to receive any indemnity payment, reimbursement or other payment pursuant to the provisions of this Agreement with respect to such Tax Proceeding; provided, however, that in no event shall a member of either the Common Stock Group or the Wireless Group, as the case may be, be an Interested Party in a Tax Proceeding in which another member of its Group is the Controlling Party with respect to the Tax Proceeding. For the avoidance of doubt, (i) in no event shall a member of the Common Stock Group be an Interested Party with respect to any Tax Proceeding relating to the Wireless Group (or any member thereof) with respect to a Post-Distribution Taxable Period and (ii) in no event shall a member of the Wireless Group be an Interested Party with respect to any Tax Proceeding relating to the Common Stock Group (or any member thereof) with respect to a Post-Distribution Taxable Period.

      1.34. "Interested Party Notice" shall have the meaning set forth in
Section 9(d)(ii).


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      1.35. "Interests" shall have the meaning set forth in Section 3.2(e)(i)
hereof.

      1.36. "Issue Date" shall mean the date on which AT&T Wireless Group Tracking Stock was initially issued.

      1.37. "Joint Return" shall mean any Tax Return that includes information related to at least two Legal Entities, of which one Legal Entity is a member of the Wireless Group and the other Legal Entity is a member of a different Group.

      1.38. "Legal Entity" shall mean a True Legal Entity or a Hypothetical Legal Entity.

      1.39. "Liberty AMT Sharing Payment" shall have the meaning set forth in
Section 3.2(d)(ii) hereof.

      1.40. "Liberty Federal Tax Sharing Payment" shall have the meaning set forth in Section 3.2(a)(ii) hereof.

      1.41. "Liberty Group" shall mean the Legal Entities that own or owned the assets, and are or were primarily responsible for the liabilities, (a) tracked (or to be tracked) by Liberty Media Group Tracking Stock or (b) otherwise included (or to be included) in the Liberty Media Group (as defined in the AT&T Charter) under the AT&T Charter, including any Legal Entity that owned such assets and was primarily responsible for such liabilities on or prior to the Issue Date.

      1.42. "Liberty Media Group Tracking Stock" shall have the meaning ascribed to such term in the Proxy Statement.

      1.43. "Liberty State, Local or Foreign Tax Sharing Payment" shall have the meaning set forth in Section 3.2(b)(ii) hereof.

      1.44. "Losses" shall mean costs, expenses, fees, liabilities, obligations and losses.

      1.45. "Mixed Entity" shall have the meaning set forth in Section 2 hereof.


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      1.46. "Non-Income Taxes" shall mean all Taxes (as defined in Section 1.59 hereof) other than any Tax which is based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any capital gains, gross receipts, value added or minimum Tax) or (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, by which it may be measured, or with respect to which it may be calculated is described in clause (i) hereof. For the avoidance of doubt, Non-Income Taxes shall include, but not be limited to, sales, use, real property gains, real or personal property, transfer or similar Taxes.

      1.47. "Other Signatories" shall have the meaning set forth in the first paragraph hereof.

      1.48. "Post-Distribution Taxable Period" shall mean a taxable period that, to the extent it relates to a member of the Wireless Group, begins after the Distribution Date and the portion beginning after the Distribution Date of any taxable period that includes (but does not end) on such day.

      1.49. "Pre-Closing Taxable Period" for any Legal Entity shall mean any taxable period that ends, with respect to such entity, on or prior to the Issue Date.

      1.50. "Pre-Distribution Taxable Period" shall mean a taxable period that, to the extent it relates to a member of the Wireless Group, ends after the Issue Date and on or prior to the Distribution Date and the portion ending on the Distribution Date of any taxable period that includes (but does not end) on such day.

      1.51. "Proxy Statement" shall mean the Proxy Statement/Prospectus of AT&T dated January 26, 2000.

      1.52. "R&E" shall have the meaning set forth in Section 3.2(c) hereof.

      1.53. "Separate Return" shall mean any Tax Return that is not a Joint Return.


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      1.54. "Separation and Distribution Agreement" shall have the meaning set forth in the recitals hereto.

      1.55. "Separation Transactions" shall have the meaning set forth in the recitals hereto.

      1.56. "State and Local Income Tax Allocation Agreement" shall mean the State and Local Income Tax Allocation Agreement dated as of the first day of the combined return taxable year beginning January 1, 1995 by and among AT&T and each of its subsidiaries.

      1.57. "State, Local or Foreign CNOL" shall have the meaning set forth in Section 3.2(b)(ii) hereof.

      1.58. "Subsidiary" shall mean, with respect to any True Legal Entity, any other True Legal Entity of which at least (i) 50% of the equity and (ii) 50% of the voting interests are owned, directly or indirectly, by such first True Legal Entity.

      1.59. "Tax" shall mean all forms of taxes, fees, imposts, levies or other assessments whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federation or other body (a "Governmental Authority"), and, without limiting the generality of the foregoing, shall include income, gross receipts, business and occupation, property, sales, use, license, excise, franchise, capital stock, employment, payroll, unemployment insurance, social security, stamp, environmental, value added, Telecom Pass Through Tax, alternative or added minimum, ad valorem, trade, recording, withholding, occupation or transfer tax, custom or duty or other like governmental assessment or charge of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or any other basis, together with any related interest, penalties and additions imposed by any Governmental Authority.


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      1.60. "Tax Item" shall mean any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes (including Non-Income Taxes) paid or payable, including an adjustment under Code
Section 481 resulting from a change in accounting method.

      1.61. "Tax Proceeding" shall mean any Tax audit, examination, controversy or litigation with or against any Governmental Authority.

      1.62. "Tax Return" shall mean any report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax return.

      1.63. "Telecom Pass Through Taxes" shall mean federal excise Taxes on telecommunications services, and those state, local and municipal Taxes which are passed through to end-user customers, including but not limited to gross receipts taxes, 911 excise Taxes, utility user Taxes, sales and use Taxes, street utility business charges, telephone device for deaf and hearing impaired charges or Taxes and universal lifeline telephone service Taxes, or any other Taxes or charges imposed by public utility commissions and other similar governmental agencies.

      1.64. "Treasury Regulations" shall mean the Treasury Regulations promulgated under the Code.

      1.65. "True Legal Entity" shall mean a corporation, partnership, limited liability company or other entity under state or other applicable organizational law, other than a disregarded entity (i.e., such term shall mean an entity under state or other applicable


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organizational law other than an entity that is not treated as an entity separate from its owner under Section 301.7701-3 of the Treasury Regulations).

      1.66. "Ultimate Determination" shall have the meaning set forth in
Section 9(e)(ii)(III) hereof.

      1.67. "Wireless" shall have the meaning set forth in the first paragraph hereof.

      1.68. "Wireless Group" shall mean the Legal Entities that own or owned the assets, and are or were primarily responsible for the liabilities, (a) tracked (or to be tracked) by the AT&T Wireless Tracking Stock or (b) otherwise included (or to be included) in the Wireless Group (as defined in the AT&T Charter) under the AT&T Charter, including any Legal Entity that owned such assets and was primarily responsible for such liabilities on or prior to the Issue Date

      1.69. "Wireless Inconsistent Position" shall have the meaning set forth in Section 11(b)(ii) hereof.

      1.70. "Wireless Indemnitee" shall mean each Legal Entity that is a member of the Wireless Group and their respective directors, officers, employees, affiliates, agents, successors and assigns.

      1.71. "Wireless Parties" shall have the meaning set forth in Section 10 hereof.

      1.72. "Wireless PCS" shall have the meaning set forth in the first paragraph hereof.

      2. Treatment of Legal Entities That Would be Members of More Than One Group. In the event that a True Legal Entity which is a member of the AT&T Affiliated Group would otherwise be a member of both the Wireless Group and another Group (a "Mixed Entity"), (a) each of the assets and liabilities of the True Legal Entity tracked by AT&T Wireless Group Tracking Stock (and related Tax attributes) shall be assigned to one Hypothetical Legal Entity, (b) each of the assets and liabilities of the True Legal Entity tracked by Liberty Media Group


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Tracking Stock (and related Tax attributes) shall be assigned to a second
Hypothetical Legal Entity and (c) the remaining assets, liabilities and Tax attributes shall be assigned to a third Hypothetical Legal Entity (such Hypothetical Legal Entities being referred to herein as the Hypothetical Legal Entities "Associated" with the Mixed Entity). Each Hypothetical Legal Entity shall be treated as owning the assets, being primarily responsible for the liabilities, and having the Tax attributes of, and the Tax and legal personality comparable to those of, the Mixed Entity with which the Hypothetical Legal Entity is Associated. The stock in a Hypothetical Legal Entity shall be treated as represented by the stock in the Mixed Entity with which the Hypothetical Legal Entity is Associated. In the event that an asset, liability or Tax attribute cannot be Associated with the business or investments of a single Group, it shall be reasonably allocated between the Hypothetical Legal Entities taking into account the nature of the asset, liability or Tax attribute.

      3. Wireless Tax Sharing Payments.
            3.1. In General. In determining a party's liability and/or obligation to make, or the right to receive, any indemnity payment, reimbursement or other payment in respect of any Tax under this Agreement, any taxable period or portion of a taxable period that includes the Distribution Date shall be deemed to include and end on such Distribution Date, and no party shall have any liability and/or obligation to make, or right to receive any indemnity payment, reimbursement or other payment in respect of any Tax under this Agreement with respect to any taxable period or portion of a taxable period that begins or is deemed to begin after the Distribution Date.

      3.2.  Tax Sharing Payments with respect to Pre-Distribution Taxable
Periods.
            (a)   Federal Income Taxes (other than AMT).


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                  (i) If the hypothetical affiliated group consisting of the
Common Stock Group and the Wireless Group (the "Hypothetical Common Stock/Wireless Affiliated Group") has consolidated federal taxable income for such taxable period, then (I) if the Wireless Group has Allocated Taxable Income, Wireless, as agent for the Wireless Group, shall pay AT&T the federal income Tax on the Wireless Group's Allocated Taxable Income for the taxable period and (II) if the Wireless Group has an Allocated Taxable Loss for the taxable period, AT&T shall pay Wireless, as agent for the Wireless Group, the amount by which the Hypothetical Common Stock/Wireless Affiliated Group's federal income Taxes would be reduced for the taxable period by reason of the Wireless Group's Allocated Taxable Loss.

                  (ii) If the Hypothetical Common Stock/Wireless Affiliated Group has a consolidated NOL for federal income Tax purposes ("Federal CNOL") for such taxable period, then (I) if the Common Stock Group and the Wireless Group each have Allocated Taxable Losses, the federal income Tax refund or other Tax benefit arising from the Federal CNOL (and any payment from Liberty Group in respect of Liberty Group federal taxable income with respect to such taxable period (a "Liberty Federal Tax Sharing Payment")) shall be shared between the Common Stock Group and the Wireless Group in proportion to their respective Allocated Taxable Losses for the taxable period, (II) if the Wireless Group has an Allocated Taxable Loss and the Common Stock Group has Allocated Taxable Income, then AT&T shall pay Wireless, as agent for the Wireless Group, the amount by which the Hypothetical Common Stock/Wireless Affiliated Group's federal income Taxes for the taxable period would be reduced by reason of the Wireless Group's Allocated Taxable Loss and the federal income Tax refund or other Tax benefit arising from the Federal CNOL and any Liberty Federal Tax Sharing Payment shall be allocated to the Wireless Group and (III) if the Wireless Group has Allocated Taxable Income


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and the Common Stock Group has an Allocated Taxable Loss, then Wireless, as agent for the Wireless Group, shall pay AT&T the amount by which the Hypothetical Common Stock/Wireless Affiliated Group's Taxes for the taxable period would be reduced by reason of the Common Stock Group's Allocated Taxable Loss and the Common Stock Group shall retain the federal income Tax refund or other Tax benefit arising from the Federal CNOL (and any Liberty Federal Tax Sharing Payment).

                  (iii) If Section 3.2(a)(ii)(I) applies, then AT&T shall first carry back the Federal CNOL of the Hypothetical Common Stock/Wireless Affiliated Group for the taxable period, to the extent permitted by applicable law, and then shall carry forward such CNOL. Such carryback or carryforward, as the case may be, shall be treated as applied (a) for each applicable taxable period in proportion to the respective Allocated Taxable Losses of the Common Stock Group and the Wireless Group for the taxable period of the Federal CNOL and (b) beginning with the earliest taxable period permitted by applicable law. To the extent AT&T obtains a Tax refund or other Tax benefit arising from such carryback or carryforward (or a Liberty Federal Tax Sharing Payment), AT&T shall compensate the Wireless Group for the Tax refund or other Tax benefit received (and any Liberty Federal Tax Sharing Payment) in an amount which is proportionate to the Wireless Group's Allocated Taxable Loss included in the Federal CNOL so applied within ten (10) days of AT&T's receipt of such Tax refund (or Liberty Federal Tax Sharing Payment) or within ten (10) days of AT&T's filing the Tax return with respect to which it claims such other Tax benefit. For the avoidance of doubt, if AT&T obtains no Tax refund or other Tax benefit with respect to a Federal CNOL described in this paragraph (and no Liberty Federal Tax Sharing Payment), AT&T shall make no payment to Wireless in respect of the Wireless Group's Allocated Taxable Loss for the taxable period of the CNOL.

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                  (b) Consolidated State, Local and Foreign Taxes. With respect to a Joint Return for a state, local or foreign jurisdiction:

                  (i) If the Hypothetical Common Stock/Wireless Affiliated Group has consolidated, combined or unitary taxable income in such jurisdiction for such taxable period, then (I) if the Wireless Group has Allocated Taxable Income for the taxable period, Wireless, as agent for the Wireless Group, shall pay AT&T the Tax on the Wireless Group's Allocated Taxable Income for the taxable period and (II) if the Wireless Group has an Allocated Taxable Loss for the taxable period, AT&T shall pay Wireless, as agent for the Wireless Group, the amount by which the Hypothetical Common Stock/Wireless Affiliated Group's Taxes would be reduced for the taxable period by reason of the Wireless Group's Allocated Taxable Loss.

                  (ii) If the Hypothetical Common Stock/Wireless Affiliated Group has a consolidated, combined or unitary NOL in such jurisdiction ("State, Local or Foreign CNOL") for such taxable period, then (I) if the Common Stock Group and the Wireless Group each have Allocated Taxable Losses, the Tax refund or other Tax benefit arising from the State, Local or Foreign CNOL (and any payment from Liberty Group in respect of Liberty Group taxable income in such jurisdiction calculated on a stand-alone basis with respect to such taxable period (a "Liberty State, Local or Foreign Tax Sharing Payment")) shall be shared between the Common Stock Group and the Wireless Group in proportion to their respective Allocated Taxable Losses for the taxable period, (II) if the Wireless Group has an Allocated Taxable Loss and the Common Stock Group has Allocated Taxable Income, then AT&T shall pay Wireless, as agent for the Wireless Group, the amount by which the Hypothetical Common Stock/Wireless Affiliated Group's Taxes for the taxable period would be reduced by reason of the Wireless Group's Allocated Taxable Loss and the Tax refund or other Tax benefit arising from the State,


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Local or Foreign CNOL (and any Liberty State, Local or Foreign Tax Sharing
Payment) shall be allocated to the Wireless Group and (III) if the Wireless Group has Allocated Taxable Income and the Common Stock Group has an Allocated Taxable Loss, then Wireless, as agent for the Wireless Group, shall pay AT&T the amount by which the Hypothetical Common Stock/Wireless Affiliated Group's Taxes for the taxable period would be reduced by reason of the Common Stock Group's Allocated Taxable Loss and the Common Stock Group shall retain the Tax refund or other Tax benefit arising from the State, Local or Foreign CNOL (and any Liberty State, Local or Foreign Tax Sharing Payment).

                  (iii) If Section 3.2(b)(ii)(I) applies, then AT&T shall first carry back the State, Local or Foreign CNOL of the Hypothetical Common Stock/Wireless Affiliated Group for the taxable period, to the extent permitted by applicable law, and then shall carry forward such CNOL. Such carryback or carryforward, as the case may be, shall be treated as applied (a) for each applicable taxable period in proportion to the respective Allocated Taxable Losses of the Common Stock Group and the Wireless Group for the taxable period of the State, Local or Foreign CNOL and (b) beginning with the earliest taxable period permitted by applicable law. To the extent AT&T obtains a Tax refund or other Tax benefit arising from such carryback or carryforward (or a Liberty State, Local or Foreign Tax Sharing Payment), AT&T shall compensate the Wireless Group for the Tax refund or other Tax benefit received (and any Liberty State, Local or Foreign Tax Sharing Payment) in an amount which is proportionate to the Wireless Group's Allocated Taxable Loss included in the State, Local or Foreign CNOL so applied within ten (10) days of AT&T's receipt of such Tax refund (or Liberty State, Local or Foreign Tax Sharing Payment) or within ten (10) days of AT&T's filing the Tax return with respect to which it claims such other Tax benefit. If the Hypothetical Common Stock/Wireless

Affiliated Group has a State, Local or Foreign CNOL in a particular jurisdiction for more than one taxable period, then the foregoing shall apply to each such CNOL, beginning with the CNOL in the earliest such taxable period. For the avoidance of doubt, if AT&T obtains no Tax refund or other Tax benefit with respect to a State, Local or Foreign CNOL described in this paragraph (and no Liberty State, Local or Foreign Tax Sharing Payment), AT&T shall make no payment to Wireless in respect of the Wireless Group's Allocated Taxable Loss for the taxable period of the CNOL.

                  (c) Consolidated Tax Credits. Except as set forth below with respect to the research and experimentation ("R&E") Tax credit and except as set forth in paragraph (d)(iii) hereof with respect to consolidated federal AMT credits, Tax credits will be allocated to each of the Wireless Group and the Common Stock Group contributing to the credit on a pro rata basis in an amount equal to such Group's contribution to each consolidated Tax credit determined to be available to the Hypothetical Common Stock/Wireless Affiliated Group for each taxable period, except to the extent that the Code or Treasury Regulations require a different allocation. The contribution of the Wireless Group and the Common Stock Group to each consolidated Tax credit generally will be determined without regard to the amount of Tax credit that would have been allowed if a Separate Return had been filed. In the case of the R&E Tax credit, however, the total available R&E Tax credit for a taxable period (determined without regard to any carryovers and carrybacks of R&E tax credits from other taxable periods) shall be allocated pro rata between the Common Stock Group and the Wireless Group based on the amount of qualified research expenditures that each such Group generates during such taxable period and without regard to whether (i) such Group would have generated a R&E Tax credit on a Separate Return basis; and
(ii) such Group would have been able to utilize a R&E Tax credit on a Separate Return basis. Any Tax credit allocated to the Wireless Group or the Common Stock Group under subparagraph (c) or subparagraph (d) hereof shall be taken into account in determining the amount of any payment to be made by the Wireless Group or the Common Stock Group under Section 3.2 or Section 3.3 hereof.

                  (d) Alternative Minimum Tax.

                  (i) If the Hypothetical Common Stock/Wireless Affiliated Group has a consolidated federal AMT liability for such taxable period, then (I) if the Wireless Group has Allocated Taxable Income for AMT purposes ("AMTI"), Wireless, as agent for the Wireless Group, shall pay AT&T the AMT attributable to the Wireless Group's AMTI for the taxable period and (II) if the Wireless Group has an Allocated Taxable Loss for AMT purposes ("AMTL"), AT&T shall pay Wireless, as agent for the Wireless Group, the amount by which the Hypothetical Common Stock/Wireless Affiliated Group's AMT liability would be reduced for the taxable period by reason of the Wireless Group's AMTL.

                  (ii) If the Hypothetical Common Stock/Wireless Affiliated Group has an NOL for consolidated federal AMT purposes ("AMT NOL") for such taxable period, then (I) if the Common Stock Group and the Wireless Group each have AMTLs, the federal AMT refund or other Tax benefit arising from the consolidated federal AMT NOL (and any payment from the Liberty Group in respect of Liberty Group alternative minimum taxable income with respect to such taxable period (a "Liberty AMT Sharing Payment")) shall be shared between the Common Stock Group and the Wireless Group in proportion to their respective AMTLs for the taxable period, (II) if the Wireless Group has an AMTL and the Common Stock Group has AMTI, then AT&T shall pay Wireless, as agent for the Wireless Group, the amount, if any, by which the Hypothetical Common Stock/Wireless Affiliated Group's consolidated federal AMT for the taxable period would be reduced by reason of the Wireless Group's AMTL and the federal AMT refund or other Tax benefit arising from the AMT NOL and any Liberty AMT Sharing Payment shall be allocated to the Wireless Group and (III) if the Wireless Group has AMTI and the Common Stock Group has an AMTL, then Wireless, as agent for the Wireless Group, shall pay AT&T the amount, if any, by which the Hypothetical Common Stock/Wireless Affiliated Group's consolidated federal AMT for the taxable period would be reduced by reason of the Common Stock Group's AMTL and the Common Stock Group shall retain the AMT refund or other Tax benefit arising from the AMT NOL (and any Liberty AMT Sharing Payment).

                  (iii) Any Tax benefit arising from a utilization by the Hypothetical Common Stock/Wireless Affiliated Group of a consolidated federal AMT credit shall be allocated to the Group which paid the AMT that generated such AMT credit. The AMT credit will be treated as used on a "FIFO" basis.

                  (iv) The principles set forth in subparagraphs (i)-(iii) above shall apply, mutatis mutandis, with respect to any Joint Return for a state, local or foreign jurisdiction that imposes an AMT, unless otherwise agreed with or mandated by a specific jurisdiction.

                  (e) Special Rules.

                  (i) Treatment of Certain Preferred Stock and Debt. The $3 billion of 9% cumulative preferred interests issued by AWG to AT&T, the $1.9 billion of AWG indebtedness held by the Common Stock Group and any preferred stock resulting from a conversion of any portion of such indebtedness (such debt and preferred, the "Interests") will, for federal, state and local income tax purposes, be treated as intercompany debt instruments, each with an issue price equal to its face amount. Notwithstanding the fact that Interests may be disregarded for U.S. tax purposes, for all purposes of this Agreement (including the calculation of gain or loss with respect to such Interests), such Interests shall be considered assets of the Common Stock Group and liabilities of the Wireless Group. For the avoidance of doubt, dividend payments on the preferred stock and interest payments on the debt will be treated as interest expense to the Wireless Group and interest income to the Common Stock Group.

                  (ii) Final Adjustment of Intercompany Account; Final Post-Distribution Tax-Sharing True-Ups. Prior to the Distribution Date, AT&T shall adjust the intercompany account between AT&T and the Wireless Group to reflect either party's liability for or right to receive (as the case may be) any unpaid amount determined under this Agreement with respect to (a) any taxable period ending on the Distribution Date (such determination to be based on an accrual, consistent with past practice under Section 3.2 hereof, of the federal and state income Tax on the Wireless Group's Allocated Taxable Income
(Loss) through the Distribution Date) and (b) any other Pre-Distribution Taxable Period and any resulting balance in the intercompany account shall be paid. No later than sixty (60) days after the date that the Tax Return of the AT&T Affiliated Group that includes a Pre-Distribution Taxable Period is due (including extensions), (I) AT&T shall determine the differences, if any, between the taxable income or loss used to calculate any amounts described in clause (a) of the preceding sentence and the Wireless Group's Allocated Taxable Income (Loss) determined in connection with filing the consolidated federal income Tax Return of the AT&T Affiliated Group that includes such Pre-Distribution Taxable Period, and (II) final tax sharing true-up payments shall be made by AT&T to the Wireless Group or by the Wireless Group to AT&T, as the case may be, to reflect the amount of such differences. For the avoidance of doubt, amounts payable or receivable hereunder shall not include or be impacted by any amounts treated for financial reporting purposes (i.e., US GAAP and FAS
109) as a deemed equity transaction in order to reconcile the Wireless Group's tax liability to the stand alone tax provision reflected in the Wireless Group separate company US GAAP financial statements.

                  (iii) Liability for Spin-Off Disqualification. Notwithstanding anything in this Agreement to the contrary, Wireless' obligation to indemnify AT&T for any "Tax-Related Losses" as a result of a "Spin-Off Disqualification" (as those terms are defined in Section 7.2(b) and (d) of the Separation and Distribution Agreement) shall be determined exclusively under the provisions of the Separation and Distribution Agreement.

                  (iv) Employee Compensation. The allocation of Tax Items related to employee compensation and employee benefits between the Common Stock Group and the Wireless Group shall be determined exclusively under the provisions of the Employee Benefits Agreement by and between the parties hereto dated as of the date hereof.

                  (v) Certain Items for Wireless' Account. Any Tax Item resulting from, arising out of, relating to, in the nature of or caused by any asset or other interest tracked by the AT&T Wireless Group Tracking Stock shall be for the account of the Wireless Group as provided hereunder. Without limitation, and for the avoidance of any doubt, Tax Items arising out of or relating to the following shall be part of the Allocated Taxable Income (Loss) of the Wireless Group or, in the case of Non-Income Taxes, shall give rise to a Non-Income Tax liability for the account of the Wireless Group: (A) the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 3, 2000, by and between AT&T, AT&T Wireless Acquisition I, Inc., Comcast Corporation and Comcast WCS Communications, Inc., or any other agreement entered into in connection therewith, (B) the transactions contemplated by that certain Investment Agreement, dated as of April 25, 1999, among British Telecommunications plc, BT (Netherlands) Holdings B.V., AT&T and Japan Telecom Co., Ltd.

and the ownership interest in Froghall B.V. arising as a result of that transaction (limited, in the case of this clause (B) to 50 percent of any such Tax, as the remainder of Froghall B.V. is an asset of the Common Stock Group),
(C) the treatment of AT&T Wireless Group Tracking Stock as anything other than common stock of AT&T, (D) the actual or deemed disposition of the Wireless Group or of the stock or assets of any Legal Entity which is a member of the Wireless Group arising out of or relating to the issuance of AT&T Wireless Group Tracking Stock, (E) any distribution of the stock of any company the assets of which are tracked by the AT&T Wireless Group Tracking Stock or, notwithstanding any other provision in this Agreement, any transaction undertaken in connection therewith,
(F) the attribution and/or transfer to the Wireless Group of all or a portion of, as the case may be, AT&T's indirect interests in Binariang SDN BHD, Atlantic West BV, PT Aria West International, MediaOne BPL JV, Japan Telecom Co., Ltd., AT&T BT Canada JV II, Birla Communications Ltd., and any other assets which are attributed and/or transferred to the Wireless Group, and (G) any transfer of assets (including interests in entities) or liabilities to Wireless or between entities that are members of the Wireless Group in a Pre-Distribution Taxable Period.

                  (vi) Certain Items for AT&T's Account. Any Tax Item resulting from, arising out of, relating to, in the nature of or caused by any asset or other interest which is not tracked by the AT&T Wireless Group Tracking Stock shall be for the account of AT&T. Without limitation, and for the avoidance of any doubt, Tax Items arising out of or relating to the following shall be part of the Allocated Taxable Income (Loss) of the Common Stock Group or, in the case of Non-Income Taxes, shall give rise to a Non-Income Tax liability for the account of AT&T: (A) a transfer by the Wireless Group of the investment in Phone.com, Inc., (B) a transfer by the Wireless Group of the investment in Metromedia Fiber Network Inc., and
(C) a transfer by the Wireless Group of the investment in Metrocall, Inc.

                  (vii) Other Transactions. Except as otherwise provided in
(iii), (iv), (v) and (vi) hereof, in the case of any other transaction involving the assets of the Wireless Group or the Common Stock Group, respectively, undertaken to facilitate a transaction of the Common Stock Group or the Wireless Group, respectively, AT&T and Wireless shall in good faith negotiate the appropriate allocation of Tax Items arising in connection with such transaction.

                  (viii) For the avoidance of doubt, any AT&T Common Stock, AT&T Wireless Tracking Stock or AT&T Liberty Media Group Stock that is outstanding for Tax purposes and is an asset of the Common Stock Group, the Liberty Media Group or the Wireless Group (each as defined in the AT&T Charter) under the AT&T Charter shall be treated as an asset of, and held by a Legal Entity that is a member of, the Common Stock Group, the Liberty Group or the Wireless Group, respectively, for purposes of this Agreement.

         3.3. Wireless Tax Sharing Payments with respect to Pre-Closing Taxable Periods. Except as set forth below, with respect to Pre-Closing Taxable Periods, Wireless will be responsible for all Taxes attributable to the Wireless Group as determined under the principles set forth in Section 3.2. The responsibility of Wireless to pay AT&T for consolidated income Taxes attributable to the Wireless Group, and AT&T's responsibility to pay Wireless for Tax benefits attributable to the Wireless Group, will be considered to have been settled for Pre-Closing Taxable Periods; provided, however, that the principles of this Agreement (including, without limitation, Sections 3.2(a) and 3.2(b)) shall apply (A) to the extent that the taxable income or loss used to calculate the consolidated income Tax asset or liability accruals for Taxes currently payable set forth on the financial statements of the Wireless Group differ from the

Wireless Group taxable income or loss reflected in the 1999 income Tax Return of the AT&T Affiliated Group and (B) to the extent set forth in Section 5 hereof.

         3.4. Wireless Tax Sharing Payments with respect to Post-Distribution Taxable Periods. With respect to Post-Distribution Taxable Periods, Wireless will be responsible for all Taxes attributable to the Wireless Group.

         4. Time of Payment; Joint and Several Liability.

                  (a) The payments required pursuant to Section 3.2 or Section
3.3 shall be made on an estimated basis no later than the fifth day after the date an estimated Tax payment is due (including extensions), and a true-up payment shall be made no later than sixty (60) days after the date that the Tax Return for the taxable period is due (including extensions).

                  (b) Every member of the Wireless Group shall be jointly and severally liable for all obligations of any member of the Wireless Group arising under this Agreement, and every member of the Common Stock Group shall be jointly and severally liable for all obligations of any member of the Common Stock Group arising under this Agreement.

         5. Adjustments.

                  (a) In the event of any redetermination of the consolidated federal income Tax liability of the AT&T Affiliated Group for any taxable period (or of a Tax liability with respect to any Joint Return for any taxable period) as the result of an audit by the Internal Revenue Service (or the relevant state, local or foreign Governmental Authority), a claim for refund or otherwise, the Liberty Federal Tax Sharing Payment, the Liberty State, Local or Foreign Tax Sharing Payment, and the Wireless Group's and Common Stock Group's respective shares of the Hypothetical Common Stock/Wireless Affiliated Group's Taxes, shall be recomputed for such taxable period and any prior and subsequent taxable periods to take into account such redetermination, and payments due pursuant to Section 3.2 or Section 3.3 hereof shall be appropriately adjusted. Notwithstanding anything in this Section to the contrary, in the event of a redetermination of an income Tax liability reflected on a state or local combined, consolidated or unitary income or franchise Tax Return that is a Joint Return for a Pre-Closing Taxable Period, including a determination that any or all of the members of the Wireless Group or the Common Stock Group are not entitled to file a Joint Return, such Group's respective shares of the Hypothetical Common Stock/Wireless Affiliated Group's Taxes, shall be recomputed under the provisions of the State and Local Income Tax Allocation Agreement to take into account such redetermination, and payments pursuant to such agreement shall be appropriately adjusted. For the avoidance of doubt, in the event of a redetermination of an income Tax liability reflected on a state or local combined, consolidated or unitary income or franchise Tax Return that is a Joint Return for a taxable period other than a Pre-Closing Taxable Period and that results from an adjustment to one or more apportionment factors (whether arising from an adjustment to the factors of the Wireless Group, the Common Stock Group or both groups), the liability of both the Common Stock Group and the Wireless Group shall be recalculated using the revised apportionment factors (property, payroll, sales), calculated on a consolidated basis.

                  (b) Any payment by AT&T or Wireless required by such adjustment shall be paid within thirty (30) days after the date of a Final Determination with respect to such redetermination or as soon as such adjustment can practicably be calculated, if later.

                  (c) For all Tax purposes, except as otherwise mandated by applicable law, the parties hereto agree to treat, and to cause their respective affiliates to treat (i) any payment to a party required by this Agreement as either a contribution by AT&T to Wireless or a distribution by Wireless to AT&T, as the case may be, occurring immediately prior to the Distribution and

(ii) any payment of interest (or non-federal income Taxes) by or to the Internal Revenue Service (or the relevant state, local or foreign Governmental Authority) as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment; provided, that in the event it is determined as a result of a Final Determination that any such treatment described in clause (i) hereof is not permissible, the payment in question shall be adjusted to place the parties in the same after-tax position they would have enjoyed absent such Final Determination.

         6. Separate Returns. Any Separate Return that includes only members of the Wireless Group and any Taxes with respect to such Separate Return shall be the responsibility of the Wireless Group, provided, however, that in the event that the Wireless Group does not timely file such Separate Returns or pay the Taxes due with respect thereto for any Pre-Distribution Taxable Period, Wireless shall indemnify AT&T with respect to such Separate Return as provided in Section 8 and, notwithstanding any other provision hereof, AT&T shall be entitled to file (or cause to be filed) such Separate Return in any manner it chooses in its sole discretion. For the avoidance of doubt, Wireless shall be responsible for
(i) preparing and filing or causing to be prepared and filed all Tax Returns and exemption certificates required to be filed by Wireless or any member of the Wireless Group for any Post-Distribution Taxable Period and (ii) paying the Tax liability due with respect to such Tax Returns. For the further avoidance of doubt any liability or overpayment of Non-Income Taxes arising from an audit conducted by a Governmental Authority with respect to the business activities of the Wireless Group or the Common Stock Group, respectively, for any Pre-Distribution Taxable Period, including any liability arising from the failure to properly collect and remit Telecom Pass Through Taxes, shall be for the account of the Wireless Group or the Common Stock Group, as the case may be.

         6A. Carrybacks and Apportionment of Tax Attributes.

             (a) Except to the extent otherwise consented to by AT&T or prohibited by applicable law, the Wireless Group shall relinquish, waive or otherwise forego all carrybacks of a Tax attribute (including, without limitation, a net operating loss, a net capital loss or a Tax credit) by a member of the Wireless Group from a Post-Distribution Taxable Period to a Pre-Distribution Taxable Period; provided, however, that A&T will not unreasonably withhold its consent to a carryback of a significant net operating loss of the Wireless Group (provided further that the cost of any such carryback be borne by the Wireless Group)..

             (b) AT&T shall provide to the Wireless Group (i) no later than 90 days prior to the due date for filing (including extensions) the federal income Tax Return of the AT&T Affiliated Group for the taxable period that includes the Distribution Date, a schedule setting forth an estimate of all federal, state, or local consolidated or combined losses, credits and other Tax attributes allocable to the Wireless Group for Post-Distribution Taxable Periods, and (ii) no later than 90 days after filing the relevant federal income Tax Return, a final copy of such schedule, after considering in good faith all comments of the Wireless Group on the schedule provided pursuant to clause (i). The allocation of Tax attributes set forth in such schedule shall be binding on the Wireless Group and, except as otherwise required pursuant to a Final Determination, neither Wireless nor any member of the Wireless Group shall take a position on any Tax Return for a Post-Distribution Taxable Period that is inconsistent with the information contained in such schedule. Wireless shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for which it is responsible under this Agreement so as to take into account, to the extent permitted by applicable law, any Tax attribute apportioned to Wireless or any member of the Wireless Group hereunder. Until such time as any such Tax attribute has been utilized by Wireless or any member of the Wireless Group, Wireless shall, in connection with each income Tax Return filed by or on behalf of a member of the Wireless Group, provide AT&T with a statement setting forth in reasonable detail a calculation of the extent to which any such Tax attribute was utilized on such income Tax Return.

         7. Interest on Unpaid Amounts. In the event that any party fails to pay any amount owed to another party pursuant to this Agreement on the date when due, interest shall accrue on any unpaid amount, from the due date until such amounts are fully paid, at the Designated Rate in effect during that time.

         8.   Indemnification.

                  (a) From and after the Issue Date, each Legal Entity that is a member of the Wireless Group shall indemnify and hold harmless each Common Stock Indemnitee from and against (i) any Taxes with respect to a Pre-Distribution Taxable Period which such member of the Wireless Group is required to pay to a Governmental Authority (without any right of reimbursement from any Legal Entity that is not a member of the Wireless Group) or in respect of which Wireless is required to make a payment to AT&T and (ii) any Losses incurred by any Common Stock Indemnitee by reason of a breach by any member of the Wireless Group of its obligations or covenants hereunder.

                  (b) From and after the Issue Date, each Legal Entity that is a member of the Common Stock Group shall indemnify and hold harmless each Wireless Indemnitee from and against (i) any Taxes with respect to a Pre-Distribution Taxable Period which such member of the Common Stock Group is required to pay to a Governmental Authority (without any right of reimbursement from any Legal Entity that is not a member of the Common Stock Group) or in respect of which AT&T is required to make a payment to Wireless and (ii) any Losses incurred by any Wireless Indemnitee by reason of a breach by any member of the Common Stock Group of its obligations or covenants hereunder.

         9.   Tax Proceedings.

                  (a) Notification of Tax Proceedings. The Controlling Party shall notify all Interested Parties within ten (10) business days of (i) the commencement of any Tax Proceeding pursuant to which such Interested Parties may be required to make or entitled to receive an indemnity payment, reimbursement or other payment under this Agreement; and (ii) as required and specified in
Section 9(d) hereof, any Final Determination made with respect to any Tax Proceeding pursuant to which such Interested Parties may be required to make or entitled to receive any indemnity payment, reimbursement or other payment under this Agreement. The failure of a Controlling Party to timely notify any Interested Party as specified in the preceding sentence shall not relieve any such Interested Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Interested Party was prejudiced by such failure, and in no event shall such failure relieve the Interested Party from any other liability or obligation which it may have to such Controlling Party.

                  (b) Tax Proceeding Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Adjustment that is made or proposed in a Tax Proceeding without obtaining the prior consent of any Interested Party; provided, however, that unless waived by the parties in writing, the Controlling Party shall, in connection with any proposed or assessed Adjustment in a Tax Proceeding for which an Interested Party may be required to make or entitled to receive an indemnity payment, reimbursement or other payment under this Agreement (i) keep all such Interested Parties informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party; and (ii) provide all such

Interested Parties with copies of any correspondence or filings submitted to any Governmental Authority or judicial authority, in each case in connection with any contest, litigation, compromise or settlement relating to any such Adjustment in a Tax Proceeding. The failure of a Controlling Party to take any action as specified in the preceding sentence with respect to an Interested Party shall not relieve any such Interested Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Interested Party was prejudiced by such failure, and in no event shall such failure relieve the Interested Party from any other liability or obligation which it may have to such Controlling Party. The Controlling Party may, in its sole discretion, take into account any suggestions made by an Interested Party with respect to any such contest, litigation, compromise or settlement of any Adjustment in a Tax Proceeding and shall act in good faith as if it were the only party in interest. All costs of any Tax Proceeding are to be borne by the Controlling Party; provided, however, that (x) any costs related to an Interested Party's attendance at any meeting with a Governmental Authority or hearing or proceeding before any judicial authority pursuant to Section 9(c) hereof, and (y) the costs of any legal or other representatives retained by an Interested Party in connection with any Tax Proceeding that is subject to the provisions of this Agreement, shall be borne by such Interested Party.

                  (c) Tax Proceeding Participation. Unless waived by the parties in writing, the Controlling Party shall provide an Interested Party with written notice reasonably in advance of, and such Interested Party shall have the right to attend, any formally scheduled meetings with Governmental Authorities or hearings or proceedings before any judicial authorities in connection with any contest, litigation, compromise or settlement of any proposed or assessed Adjustment that is the subject of any Tax Proceeding pursuant to which such Interested Party may be required to make or entitled to receive an indemnity payment, reimbursement or other payment under this Agreement. In addition, unless waived by the parties in writing, the Controlling Party shall provide each such Interested Party with draft copies of any correspondence or filings to be submitted to any Governmental Authority or judicial authority with respect to such Adjustments for such Interested Party's review and comment. The Controlling Party shall provide such draft copies reasonably in advance of the date that they are to be submitted to the Governmental Authority or judicial authority and the Interested Party shall provide its comments, if any, with respect thereto within in a reasonable time before such submission. The failure of a Controlling Party to provide any notice, correspondence or filing as specified in this
Section 9(c) to an Interested Party shall not relieve any such Interested Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Interested Party was prejudiced by such failure, and in no event shall such failure relieve the Interested Party from any other liability or obligation which it may have to such Controlling Party.

                  (d) Tax Proceeding Waiver.

                  (i) The Controlling Party shall promptly provide written notice, sent postage prepaid by United States mail, certified mail, return receipt requested, to all Interested Parties in a Tax Proceeding (A) that a Final Determination has been made with respect to such Tax Proceeding; and (B) enumerating the amount of the Interested Party's share of each Adjustment reflected in such Final Determination of the Tax Proceeding for which such Interested Party may be required to make or entitled to receive an indemnity payment, reimbursement or other payment under this Agreement.

                  (ii) Within ninety (90) days after an Interested Party receives the notice described in Section 9(d)(i) hereof from the Controlling Party, such Interested Party shall execute a written statement giving notice to the Controlling Party (A) that the Interested Party agrees with each Adjustment (and its share thereof) enumerated in the notice described in Section 9(d)(i) hereof except with respect to those Adjustments (and/or its shares thereof) that, in the good faith judgment of the Interested Party, it disagrees with and has specifically enumerated its disagreement with, including the amount of such disagreement, in the statement (each such disagreed Adjustment (and/or share thereof) hereinafter referred to as a "Disputed Adjustment"); and (B) that the Interested Party thereby waives its right to a determination by an Independent Third Party pursuant to the provisions of Section 9(e) hereof with respect to all Adjustments to which it agrees with its share (the "Interested Party Notice"). The failure of an Interested Party to provide the Interested Party Notice to the Controlling Party within the ninety (90) day period specified in the preceding sentence shall be deemed to indicate that such Interested Party agrees with its share of all Adjustments enumerated in the notice described in
Section 9(d)(i) hereof and that such Interested Party waives its right to a determination by an Independent Third Party with respect to all such Adjustments (and its shares thereof) pursuant to Section 9(e) hereof.

                  (iii) During the ninety (90) day period immediately following the Controlling Party's receipt of the Interested Party Notice described in
Section 9(d)(ii) above, the Controlling Party and the Interested Party shall in good faith confer with each other to resolve any disagreement over each Disputed Adjustment that was specifically enumerated in such Interested Party Notice. At the end of the ninety (90) day period specified in the preceding sentence, unless otherwise extended in writing by the mutual consent of the parties, the Interested Party shall be deemed to agree with all Disputed Adjustments that were specifically enumerated in the

Interested Party Notice and waive its right to a determination by an Independent Third Party pursuant to Section 9(e) hereof with respect to all such Disputed Adjustments unless, and to the extent that, at any time during such ninety (90) day (or extended) period, either the Controlling Party or the Interested Party has given the other party written notice that it is seeking a determination by an Independent Third Party pursuant to Section 9(e) hereof regarding the propriety of any such Disputed Adjustment.

                  (e) Tax Proceeding Dispute Resolution.

                  (i) In the event that either a Controlling Party or an Interested Party has given the other party written notice as required in Section 9(d)(iii) hereof that it is seeking a determination by an Independent Third Party pursuant to this Section 9(e) with respect to any Disputed Adjustment that was enumerated in an Interested Party Notice, then the parties shall, within ten
(10) days after a party has received such notice, jointly select an Independent Third Party to make such determination. In the event that the parties cannot jointly agree on an Independent Third Party to make such determination within such ten (10) day period, then the Controlling Party and the Interested Party shall each immediately select an Independent Third Party and the Independent Third Parties so selected by the parties shall jointly select, within ten (10) days of their selection, another Independent Third Party to make such determination.

                  (ii) In making its determination as to the propriety of any Disputed Adjustment, the Independent Third Party selected pursuant to Section 9(e)(i) above shall assume that the Interested Party is not required or entitled under applicable law to be a member of any consolidated return. In addition, the Independent Third Party shall make its determination according to the following procedure:

                            (I) The Independent Third Party shall first analyze
each Disputed Adjustment for which a determination is sought pursuant to this
Section 9(e) on a stand alone basis to determine whether the actual outcome reached with respect to such Disputed Adjustment as reflected in the Final Determination of the Tax Proceeding was fair and appropriate taking into account the following exclusive criteria: (A) the facts relating to such Adjustment; (B) the applicable law, if any, with respect to such Adjustment; (C) the position of the applicable Governmental Authority with respect to compromise, settlement or litigation of such Adjustment; (D) the strength of the factual and legal arguments made by the Controlling Party in reaching the outcome with respect to such Adjustment as reflected in the Final Determination of the Tax Proceeding; and (E) the strength of the factual and legal arguments being made by the Interested Party for the alternative outcome being asserted by such Interested Party (including the availability of facts, information and documentation to support such alternative outcome). Based on this analysis, the Independent Third Party shall determine what is the fair and appropriate outcome (hereinafter referred to as the "Initial Determination") with respect to each such Disputed Adjustment.

                           (II) The Interested Party shall not be entitled to
modification of its share of a Disputed Adjustment under this Section 9(e) if, as the case may be, either (A) the amount that would be paid by the Interested Party under the Initial Determination with respect to such Disputed Adjustment is 80% or more than the amount that would be paid by the Interested Party with respect to such Disputed Adjustment under the actual outcome reached with respect to such Disputed Adjustment; or (B) the amount that would be received by the Interested Party under the Initial Determination with respect to such Disputed Adjustment is 120% or less than the amount that the Interested Party would receive with respect to such Disputed Adjustment under the actual outcome reached with respected to such Disputed Adjustment. The Independent Third Party will provide notice to the Controlling Party and the Interested Party in the event the Interested Party is not entitled to modification of its share of the Disputed Adjustment pursuant to this paragraph
(II).

                           (III) If the modification of an Interested Party's
share of a Disputed Adjustment under this Section 9(e) is not prohibited pursuant to paragraph (II) above, then the independent Third Party shall determine what is the fair and appropriate outcome (hereinafter referred to as the "Ultimate Determination") to the Interested Party with respect to such Disputed Adjustment in the context of the entire Tax Proceeding as it relates to the Interested Party. In making this determination, the Independent Third Party shall consider the Disputed Adjustment as if it were raised in an independent audit of the Interested Party by the appropriate Governmental Authority and the Independent Third Party shall take into account and give appropriate weight in its sole discretion to the following exclusive criteria: (A) the strength of the legal and factual support for other potential, non-frivolous Adjustments with respect to matters that were actually raised and contested by the applicable Governmental Authority in the Tax Proceeding for which the Interested Party could have been liable under this Agreement but which were eliminated or reduced as a result of the Controlling Party agreeing to the Disputed Adjustment as reflected in the Final Determination of the Tax Proceeding; (B) the effect of the actual outcome reached with respect to the Disputed Adjustment on other Taxable periods and on other positions taken or proposed to be taken in Returns filed or proposed to be filed by the Interested Party; (C) the realistic possibility of avoiding examination of potential, non-frivolous issues for which the Interested Party could be liable under this Agreement and that were contemporaneously identified in writings by the party or parties during the course of the Tax

Proceeding but which had not been raised and contested by the applicable Governmental Authority in the Tax Proceeding; and (D) the benefits to the Interested Party in reaching a Final Determination, and the strategy and rationale with respect to the Interested Party's Disputed Adjustment that the Controlling Party had for agreeing to such Disputed Adjustment in reaching the Final Determination, in each case that were contemporaneously identified in writings by the party or parties during the course of the Tax Proceeding.

                           (IV) The Interested Party shall only be entitled to
modification of its share of a Disputed Adjustment under this Section 9(e) if, as the case may be, either (A) the amount that would be paid by the Interested Party under the Ultimate Determination with respect to such Disputed Adjustment is less than 80% of the amount that would be paid by the Interested Party with respect to such Disputed Adjustment under the actual outcome reached with respect to such Disputed Adjustment; or (B) the amount that would be received by the Interested Party under the Ultimate Determination with respect to such Disputed Adjustment is more than 120% of the amount that the Interested Party would receive with respect to such Disputed Adjustment under the actual outcome reached with respect to such Disputed Adjustment. If an Interested Party is entitled to modification of its share of any Disputed Adjustment under the preceding sentence, the amount the Interested Party is entitled to receive, or is required to pay, as the case may be, with respect to such Disputed Adjustment shall be equal to the amount of the Ultimate Determination of such Disputed Adjustment. The Independent Third Party will provide notice to the Controlling Party and the Interested Party stating whether the Interested Party is entitled to modification of its share of the Disputed Adjustment pursuant to this paragraph (IV) and, if the Interested Party is entitled to such modification, the amount as determined in the preceding sentence that the Interested Party is entitled to receive from, or required to pay to, the Controlling Party with respect to such Disputed Adjustment.

                  (iii) Any determination made or notice given by an Independent Third Party pursuant to this Section 9(e) shall be (A) in writing; (B) made within sixty (60) days following the selection of the Independent Third Party as set forth in Section 9(e)(i) of this Agreement unless such period is otherwise extended by the mutual consent of the parties; and (C) final and binding upon the parties. The costs of any Independent Third Party retained pursuant to this
Section 9(e) shall be shared equally by the parties. The Controlling Party and the Interested Party shall provide the Independent Third Party jointly selected pursuant to Section 9(e)(i) hereof with such information or documentation as may be appropriate or necessary in order for such Independent Third Party to make the determination requested of it. Upon issuance of an Independent Third Party's notice under Section 9(e)(ii)(II) or Section 9(e)(ii)(IV) hereof, the Controlling Party or the Interested Party, as the case may be, shall pay as specified in Section 5 of this Agreement, the amount, if any, of the Disputed Adjustment to the appropriate party.

         10. Appointment of AT&T as Agent. Each of AWG, Wireless, Wireless PCS, the Other Signatories, each of their respective Subsidiaries and any entities which become parties hereto pursuant to Section 21 hereof (collectively, the "Wireless Parties") hereby appoints AT&T (or its designee) as its agent for the purpose of filing consolidated federal income Tax returns and for making any election or application or taking any action in connection with any such return on behalf of any of the Wireless Parties for any Pre-Distribution Taxable Period consistent with the terms of this Agreement. Each of the Wireless Parties hereby appoints AT&T (or its designee) as its agent for the purpose of filing any combined, consolidated or unitary state, local or foreign Tax returns that includes any Legal Entity that is a member of the Wireless Group, and for making any election or application or taking any action in connection with any such return on behalf of any of the Wireless Parties for any Pre-Distribution Taxable Period consistent with the terms of this Agreement. Each of the Wireless Parties hereby consents to the filing of such consolidated federal income Tax returns and combined, consolidated or unitary state, local or foreign Tax Returns, and to the making of such elections and applications. Each of the Wireless Parties agrees that each of the Wireless Parties that is or becomes a corporation for federal income Tax purposes shall be included in the filing of consolidated federal income Tax Returns on behalf of the AT&T Affiliated Group for each Pre-Distribution Taxable Period during which such Wireless Party is a corporation for federal income Tax purposes.

         11.  Cooperation, Exchange of Information and Payment of Tax.

                  (a) Cooperation. The parties shall cooperate with one another in all matters relating to Taxes.

                  (b) Exchange of Information.

                  (i) The Wireless Group shall, at its sole cost and expense, provide AT&T with such cooperation and information as is necessary in order to enable AT&T to satisfy its Tax, accounting and other legitimate requirements with respect to Pre-Distribution Taxable Periods. Such cooperation and information by the Wireless Group shall include making available its respective knowledgeable employees during normal business hours, providing the information required by AT&T's customary Tax and accounting practices, including questionnaires (at the times and in the format required by AT&T or its Subsidiaries), providing complete Tax Return work papers and supporting documentation prepared in a manner that is reasonably consistent with AT&T's past practice, maintaining such books and records and providing such information as may be necessary or useful in the filing of Joint Returns and

Separate Returns, and executing any documents and taking any actions which AT&T may reasonably request in connection therewith. With respect any Pre-Distribution Taxable Period, the Wireless Group shall provide the information required hereunder no later than 120 days after the Distribution Date.

                  (ii) In the event the Wireless Group desires to take any position on a Joint Return for a Pre-Distribution Taxable Period with respect to a specific Tax Item that is directly inconsistent with a position taken on a previously filed Tax Return of or which included a member of the Wireless Group for a Pre-Distribution Taxable Period (an "Inconsistent Position") it shall notify AT&T of that desire. If the Inconsistent Position solely relates to the Wireless Group's line of business and is not relevant for the Common Stock Group (a "Wireless Inconsistent Position"), the Wireless Group shall provide to AT&T, at least (90) days prior to the due date (with extensions) of the relevant Joint Return, information sufficient to establish that such Wireless Inconsistent Position would have a likelihood of success under the law that is at least 33-1/3 percent (the "Reporting Standard"). Within thirty (30) business days of receipt of such information, AT&T shall notify the Wireless Group in writing (a) if such information is not reasonably satisfactory to AT&T or (b) if AT&T, in its sole discretion, determines that the Wireless Inconsistent Position could reasonably be expected to have an adverse effect on AT&T. The item will be reported by AT&T in accordance with AT&T's past practice unless, within ten business days of receipt of the written notice described in clause (a) of the preceding sentence, the Wireless Group provides AT&T with an opinion of a nationally recognized law firm confirming, in form and substance reasonably satisfactory to AT&T, that the Wireless Inconsistent Position would meet the Reporting Standard. Any expenses related to obtaining such an opinion shall be borne by the Wireless Group. For the avoidance of doubt, if the

Wireless Group requests that AT&T take an Inconsistent Position (which is not a Wireless Inconsistent Position) with respect to a Wireless Group item, AT&T may determine in its sole discretion (and without regard to the procedures in this subsection (ii)) whether to report any Wireless Group Tax Item which is an Inconsistent Position (and not a Wireless Inconsistent Position) in accordance with the request of the Wireless Group

                  (iii) In any Tax Return for a Post-Distribution Taxable Period, the Wireless Group agrees to act in good faith in reporting its Tax Items and not to claim any deduction, refund or credit which has been claimed (or which in accordance with past practice will be claimed) on a Tax Return of or which included a member of the Wireless Group for a Pre-Distribution Taxable Period , except as required as a result of a Final Determination.

                  (iv) AT&T, at its election and expense, shall be permitted to retain an Independent Third Party to review the information provided by the Wireless Group pursuant to subsection (b)(i) or (b)(ii), as the case may be, for completeness and accuracy, and to determine whether such information is consistent with AT&T's past practice or, to the extent it relates to a Wireless Inconsistent Position, sufficient to satisfy the Reporting Standard. The Wireless Group shall cooperate fully with such third-party review and shall make available any of the information described in subsection (b)(i) or (b)(ii), as the case may be, as reasonably requested by AT&T or its representatives.

                  (v) AT&T shall provide Wireless, upon request, with copies of relevant portions of relevant Joint Returns (or, at AT&T's discretion, pro formas of such Joint Returns showing only Wireless Group Tax Items) filed by AT&T that include any member of the Wireless Group promptly after such Joint Returns are filed.

                  (c) Payment of Tax. For each Pre-Distribution Taxable Period, AT&T shall (i) prepare and file, or cause to be prepared and filed and (ii) timely pay or discharge, or cause to be timely paid or discharged, the consolidated Federal income Tax liability of the AT&T Affiliated Group for such taxable period and the combined state, local or foreign Tax liability shown on any Joint Return that AT&T or any other member of the Common Stock Group elects or is required to file.

         12. Resolution of Disputes. Except as otherwise expressly provided herein, any dispute concerning the calculation or basis of determination of any payment provided for hereunder, including payments under Section 15 hereof, shall be resolved by an Independent Third Party selected in a manner similar to the procedure set forth in Section 9(e) (i), whose judgment shall be conclusive and binding upon the parties, in the absence of mathematical error.

         13. Binding Effect; Successors and Assigns. This Agreement shall be binding upon AT&T and the Wireless Parties. This Agreement shall inure to the benefit of, and be binding upon, any successors or assigns of the parties hereto (including, without limitation, any Subsidiary that becomes a party hereto pursuant to Section 21). AT&T, Wireless, and each other party hereto may assign their right to receive payments under this Agreement but may not assign or delegate their obligations hereunder.

         14. Interpretation. This Agreement is intended to calculate and allocate certain Federal, state, local and foreign Tax liabilities of the members of the AT&T Affiliated Group, the Common Stock Group, and the Wireless Group, and any situation or circumstance concerning such calculation and allocation that is not specifically contemplated hereby or provided for herein shall be dealt with in a manner consistent with the underlying principles of calculation and allocation in this Agreement.

         15. Legal and Accounting Fees. Except as otherwise provided in Section 11 hereof, any fees or expenses for legal, accounting or other professional services rendered in connection with the preparation of a Joint Return or the conduct of any Tax Proceeding shall be allocated between AT&T and Wireless in a manner resulting in AT&T and Wireless, respectively, bearing a reasonable approximation of the actual amount of such fees or expenses hereunder reasonably related to, and for the benefit of, their respective Groups.

         16. Effect of the Agreement. This Agreement shall determine the liability of AT&T, Wireless and the members of their respective Groups to each other as to the matters provided for herein, whether or not such determination is effective for purposes of the Code or of state, local or foreign Tax laws, or for financial reporting purposes or for any other purposes.

         17.  Entire Agreement.

                  (a) This Agreement embodies the entire understanding among the parties relating to its subject matter and supersedes and terminates any prior agreements and understandings among the parties with respect to such subject matter. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce either party to enter into this Agreement. This Agreement, including this provision against oral modification, shall not be modified or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound.

                  (b) Notwithstanding Section 17(a), (i) the State and Local Income Tax Allocation Agreement shall remain fully in effect with respect to any Adjustments under Section 5 of this Agreement that relates to a state or local combined, consolidated or unitary income or franchise

Tax Return that is a Joint Return for any Pre-Closing Taxable Period, (ii) the Federal Tax Allocation Agreement and the State and Local Income Tax Allocation Agreement shall remain fully in effect with respect to all Legal Entities that are members of the Common Stock Group, (iii) the Tax Sharing Agreement by and among AT&T, Lucent Technologies Inc. and NCR Corporation dated as of February 1, 1996, shall remain fully in effect, (iv) the Tax Sharing Agreement between AT&T and Liberty Media Corporation dated as of March 9, 1999, as amended, shall remain fully in effect and (v) the Separation and Distribution Agreement shall remain fully in effect.

         18. Code References. Any references to the Code or Treasury Regulations shall be deemed to refer to the relevant provisions of any successor statute or regulation and shall refer to such provisions as in effect from time to time.

         19. Notices. Any payment, notice or communication required or permitted to be given under this Agreement shall be in writing (including telecopy communication) and mailed, telecopied or delivered:

                  If to AT&T:

                  AT&T Corp.
                  295 North Maple Avenue
                  Basking Ridge, New Jersey 07920
                  Attention: Vice President--Law and Secretary

                  If to Wireless:

                  AT&T Wireless Services, Inc.
                  7277 164th Avenue NE
                  Redmond, Washington 98052
                  Attention: General Counsel

or to any other address as a AT&T or Wireless shall furnish in writing to one another. All such notices and communications shall be effective when received.

         20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         21. New Members. Each of the parties to this Agreement recognizes that from time to time, new Subsidiaries of AT&T, AWG, Wireless, Wireless PCS or the Other Signatories may be added to the Wireless Group. Each of the parties agrees that any such new Subsidiary shall, without the express written consent of the other parties, become a party to this Agreement for all purposes of this Agreement with respect to taxable periods ending after such Subsidiary was added to the Wireless Group, and, with respect to Separate Returns, prior taxable periods.

         22. Nature of Obligations. Each of AT&T and Wireless acknowledges and agrees that its respective obligations under this Agreement shall not be affected by any impossibility, illegality, impracticability, frustration of purpose, force majeure, act of government, bankruptcy or insolvency of any party to this Agreement, failure or refusal of any party to this Agreement to perform its obligations hereunder, dispute, setoff or counterclaim, change in amount, composition or terms of the assets, liabilities or equity of AT&T or Wireless or any other party to this Agreement, or any other defense or right which AT&T or Wireless or any other party to this Agreement has or may have that might have the effect of releasing AT&T or Wireless or any other party to this Agreement as the case may be, from such obligations.

         23. Parent Restructuring. Wireless recognizes and agrees, for itself and on behalf of the members of the Wireless Group, that the Parent Group (as defined in the Separation and Distribution Agreement) contemplates a Restructuring (as defined below) in a series of transactions. In connection with the Restructuring or any part thereof, notwithstanding anything herein to the contrary, Parent shall be entitled to assign all or any portion of its rights and obligations under this Agreement to any other entity resulting from the Restructuring or any part thereof, provided however that, at the time of such assignment, Parent reasonably determines that the assignee is operationally and financially capable of performing the assigned obligations. In each case, the applicable entity or entities will assume the related obligations set forth in this Agreement. In the case of any of the foregoing, effective upon any such assumption, and without any further action required by the parties hereto, Parent and the applicable members of the Parent Group shall automatically be fully released and discharged with respect to the assigned obligations. Parent will give Wireless written notice of the terms of any assignment pursuant to this Section at least 10 days prior to the effectiveness thereof. For purposes hereof, the term "Restructuring" shall mean the various restructuring plans announced by Parent on October 25, 2000 and thereafter, and any amendments, modifications or adjustments thereto, whereby generally Parent would split-off the AT&T Wireless Group from Parent; distribute all the stock it holds in Liberty Media Corporation in exchange for all the outstanding shares of Liberty Media Group Tracking Stock; fully separate, or issue separate tracking stocks intended to reflect the financial performance and economic value of, each of Parent's other major units: AT&T Broadband, AT&T Business Services and AT&T Consumer Services; and engage in a number of related activities in connection therewith, including any potential combinations with one or more third parties involving any of the entities resulting from the foregoing (which third parties shall be deemed entities resulting from the Restructuring for purposes hereof) and including any of the deleveraging activities such as the disposition of AT&T's ownership interests in various cable properties and investments. In the event that either Parent or Wireless desires to make any other assignment of all or any portion of its obligations (or the obligations of any member of its Group) under this Agreement, neither party may do so without the consent of the other, such consent not to be unreasonably withheld. In any such event, effective upon any such assumption, and without any further action required by the parties hereto, the applicable assignor and the applicable members of its Group shall automatically be fully released and discharged with respect to the assigned obligations.

         24. Termination. This Agreement shall terminate at such time as all obligations and liabilities of the parties hereto have been satisfied. The obligations and liabilities of the parties arising under this Agreement shall continue in full force and effect until all such obligations have been met and such liabilities have been paid in full, whether by expiration of time, operation of law, or otherwise. The obligations and liabilities of each party are made for the benefit of, and shall be enforceable by, the other parties and their successors and permitted assigns.

                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its respective duly authorized officer as of the date first set forth above.


                              AT&T CORP.

                              By: ____________________________________
                              Name:
                              Title:

                              AWG LLC

                              By: ____________________________________
                              Name:
                              Title:

                              AT&T WIRELESS SERVICES, INC.
                                on behalf of itself and each of its Subsidiaries

                              By:____________________________________
                              Name:
                              Title:

                              AT&T WIRELESS PCS, LLC
                               on behalf of itself and each of its Subsidiaries

                              By:____________________________________
                              Name:
                              Title:

                              AT&T CELLULAR SERVICES, INC.
                                on behalf of itself and each of its Subsidiaries

                              By: ____________________________________
                              Name:
                              Title:

                              AT&T WIRELESS ACQUISITIONS 1, INC.
                                on behalf of itself and each of its Subsidiaries

                              By:____________________________________
                              Name:
                              Title:

                              AT&T WIRELESS INTERESTS, INC.
                                on behalf of itself and each of its Subsidiaries

                              By:____________________________________
                              Name:
                              Title:

                              LOUISIANA MOBILE SYSTEMS, INC.
                                on behalf of itself and each of its Subsidiaries

                              By:____________________________________
                              Name:
                              Title:

                              MCCAW CELLULARCOMMUNICATIONS, INC.
                                on behalf of itself and each of its Subsidiaries

                              By:____________________________________
                              Name:
                              Title:

                              NEVADA COUNTY CELLULAR CORPORATION
                                on behalf of itself and each of its Subsidiaries


                              By:____________________________________
                              Name:
                              Title:

                              WINSTON, INC.
                                on behalf of itself and each of its Subsidiaries

                              By:____________________________________
                              Name:
                              Title:

                              AT&T WIRELESS ASSET MANAGEMENT, LLC
                                on behalf of itself and each of its Subsidiaries

                              By:____________________________________
                              Name:
                              Title:

                              AWS NATIONAL ACCOUNTS, LLC
                                on behalf of itself and each of its Subsidiaries

                              By:____________________________________
                              Name:
                              Title: